SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                 (Amendment No.   )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ]  Preliminary Proxy Statement
[  ]  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2)
[X ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                      Furniture Brands International, Inc.
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
 ------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required
[  ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
       1)  Title of each class of securities to which transaction applies:

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       2)  Aggregate number of securities to which transaction applies:

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       3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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       4)  Proposed maximum aggregate value of transaction:

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       5)  Total fee paid:

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[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
       0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
       Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

     -----------------------------------------

       2)  Form, Schedule or Registration statement No.:

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       3)  Filing Party:

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       4)  Date Filed:

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



                                      FURNITURE BRANDS
                                     INTERNATIONAL,INC.

                          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Furniture Brands International, Inc. will hold the annual meeting of its stockholders at 10:00 a.m. on Thursday, April 27, 2000, at the Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri. The meeting will be held for the following purposes:

                I.  to elect eight directors; and

               II. to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 1, 2000, will be entitled to receive notice of and to vote during the 2000 annual meeting and during any adjournment or adjournments thereof.

                                    By order of the Board of Directors,

                                            /S/ LYNN CHIPPERFIELD

                                    Lynn Chipperfield,
                                    Senior Vice-President, Secretary
                                    and Chief Administrative Officer

St. Louis, Missouri, March 16, 2000.


                                        IMPORTANT

WHETHER  OR NOT YOU PLAN TO ATTEND THE MEETING,  PLEASE COMPLETE, DATE AND SIGN
   THE  ENCLOSED  PROXY  FORM,  AND RETURN IT  PROMPTLY  IN THE  ENCLOSED
     ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                       PROXY STATEMENT

         Furniture Brands International, Inc. ("Company"), 101 South Hanley Road, St. Louis, Missouri 63105 is furnishing this proxy statement in connection with the solicitation of proxies on behalf of the Board of Directors ("Board") of the Company for use during the 2000 annual meeting of stockholders and at any adjournments thereof. The meeting will be held for the purposes set forth in the accompanying notice of annual meeting of stockholders. The Company will bear the cost of the solicitation, which will consist primarily of printing, postage and handling, including the expenses of brokers, nominees and other fiduciaries in forwarding proxy materials to beneficial owners. Directors, officers and other employees of the Company may also solicit proxies personally or by telephone. In addition, the Company has engaged Morrow & Co. to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $5,500 plus out-of-pocket expenses. The Company expects to mail the notice of meeting, this proxy statement and the form of proxy to stockholders on or about March 16, 2000. With this proxy statement, the Company is mailing to all registered stockholders a copy of the Company's Annual Report containing financial statements for the calendar year ended December 31, 1999.

VOTING PROCEDURE

         Stockholders of record at the close of business on March 1, 2000 ("record date") are entitled to vote during the 2000 annual meeting and may cast one vote for each share of the Company's common stock ("Common Stock") held on the record date on each matter that may properly come before the meeting. On the record date there were 49,357,988 shares of Common Stock issued and outstanding.

         The holders of a majority of the issued and outstanding shares of Common Stock must be present or represented at the meeting for there to be a quorum for the conduct of business. If a quorum is present and/or represented at the meeting, then the eight nominees for director who receive the highest numbers of votes of the votes cast will be elected. A majority of the votes cast will be required to take action on such other matters as may properly come before the meeting. Shares represented by proxies which are marked "withheld" as applied to voting for directors or "abstain" as to the other proposals or to deny discretionary authority on any other matters will be counted as shares present for purposes of determining the presence of a quorum. Such shares will also be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Shares represented by proxy will be voted as directed on the proxy forms and, if no direction is given, will be voted for the persons nominated by the Board as directors and in the best judgment of the persons named in the proxies on such other matters that may properly come before the meeting. Any proxy given by a stockholder may be revoked at any time prior to its use by execution of a later dated proxy, by a personal vote at the meeting, or by written notice to the Secretary of the Company.

SECURITY OWNERSHIP

         Table 1 below sets forth information regarding the only firms that have reported beneficial ownership, including sole voting and investment power except as otherwise indicated, of more than 5% of the Common Stock, as of December 31, 1999.


                                                    TABLE 1

NAME AND ADDRESS                         CLASS OF STOCK            SHARES              PERCENT OF
                                                                BENEFICIALLY           CLASS (A)
                                                                  OWNED (A)
------------------------------------- ----------------- -------------------------- -------------------

Putnam Investments, Inc. (b)                Common               4,504,072                9.1%
  One Post Office Square
  Boston, MA  02109

Maverick Capital, Ltd.                      Common               3,540,000                7.2%
  300 Crescent Court
  Suite 1850
  Dallas, TX  75201

Lazard Freres & Co. LLC (c)                 Common               2,486,548                5.0%
  30 Rockefeller Plaza
  New York, NY  10020

----------------

(a)      Shares   beneficially  owned,  above  and  below,  are  as  defined  by
         Securities and Exchange Commission ("SEC") Rule 13d-3 which provides in part that persons are deemed the  beneficial  owners of  securities  if they have or share the power to vote or dispose of the securities or if they have the right to  acquire  the  securities  within the next sixty days.  Accordingly,  included,  above and below, in shares beneficially owned are shares of Common Stock that may be purchased upon exercise of exercisable stock options,  and such shares as may be so purchased were deemed  to be  issued  and  outstanding  for  purposes  of  calculating percentages of issued and outstanding shares.

(b) Shared voting power as to 360,600 shares and shared investment power as to 4,504,072 shares.

(c)      Sole voting power as to 2,054,695 shares and sole investment power as to 2,486,548 shares.
--------------------

         Table 2 below sets forth information regarding the beneficial ownership of Common Stock by directors, nominees for directors, executive officers named in the Summary Compensation Table below ("Named Executive Officers"), and all directors and executive officers as a group (14 persons) as of January 31, 2000. Except as noted below, all such persons possessed sole voting and investment power with respect to the shares listed. An asterisk (*) in the column listing the percentage of class indicates that the person beneficially owned less than 1% of the Common Stock as of January 31, 2000.


                                                       TABLE 2

DIRECTORS, NOMINEES                               SHARES
FOR DIRECTORS AND                   CLASS OF   BENEFICIALLY       PERCENT OF
NAMED EXECUTIVE OFFICERS             STOCK    OWNED (A)(B)(C)       CLASS

         K. B. Bell                 Common        3,024               *
         D. R. Burgette             Common       58,326               *
         J. T. Foy                  Common      154,261               *
         W. G. Holliman             Common      502,333               *
         B. A. Karsh                Common       18,024               *
         D. E. Lasater              Common        8,295               *
         L. M. Liberman             Common       25,852               *
         R. B. Loynd                Common      231,400               *
         C. J. Pfaff                Common      111,600               *
         M. Portera                 Common        1,815               *
         A. E. Suter                Common        8,024               *

         Directors and
           Executive Officers
           as a group
           (14 persons)             Common    1,406,954(d)           2.8%
-----------------

     (a)  The shares listed as  beneficially  owned by Mr.  Burgette  consist of
          6,626  shares  and  exercisable   stock  options  to  purchase  51,700
          additional  shares; the shares listed as beneficially owned by Mr. Foy consist of 9,761  shares and  exercisable  stock  options to  purchase
          144,500  additional shares; the shares listed as beneficially owned by
          Mr. Holliman consist of 79,000 shares and exercisable stock options to purchase 423,333  additional shares; the shares listed as beneficially owned by Mr.  Liberman  include 2,000 shares owned in partnership  and
          15,537 shares owned in trust; the shares listed as beneficially  owned by Mr. Loynd consist of 71,400 shares and exercisable stock options to purchase 160,000  additional shares; the shares listed as beneficially owned by Mr.  Pfaff  consist  of 6,000  shares and  exercisable  stock options to purchase 105,600 additional shares.

     (b)  3,024  shares  held by each of Ms. Bell and  Messrs.  Karsh,  Lasater,
          Liberman and Suter and 1,815 shares held by Dr. Portera are shares of restricted stock issued pursuant to the Company's Restricted Stock
          Plan for Outside Directors.

     (c) 50,000 shares held by Mr. Holliman and 6,000 shares held by each of Messrs. Burgette, Foy and Pfaff are shares of restricted stock issued pursuant to the Company's 1999 Long-Term Incentive Plan.

     (d) The shares listed as beneficially owned by directors and executive officers as a group consist of 258,821 shares (of which 95,935 are restricted shares) and exercisable stock options to purchase 1,148,133 additional shares.


I.                                  ELECTION OF DIRECTORS

NOMINEES

         Eight directors are to be elected during the 2000 annual meeting to serve, subject to their earlier death, resignation or removal, for terms of one year ending at the 2001 annual meeting or until their successors are elected and qualify. Certain information regarding the eight nominees is presented below. Should any nominee become unable or unwilling to serve, an event not anticipated to occur, proxies (except proxies marked to the contrary) will be voted for another person designated by the Board unless the Board shall have reduced the number of directors to be elected.

                                                      COMPANY
NAME, AGE, PRINCIPAL OCCUPATION                       DIRECTOR
OR POSITION, OTHER DIRECTORSHIPS                       SINCE
--------------------------------                       -----

Katherine Button Bell, 41                               1997
  Vice President and Chief
      Marketing Officer of
      Emerson Electric Co., a manufacturer
       of electrical, electromechanical and
       electronic products and systems

Wilbert G. Holliman, 62                                 1996
    Chairman of the Board, President and
    Chief Executive Officer of the Company
    Director of BancorpSouth, Inc.

Bruce A. Karsh, 44                                      1992
    President and Principal of Oaktree Capital
       Management, LLC, an investment management firm
    Director of Littelfuse, Inc. and Esprit de Corp

Donald E. Lasater, 74                                   1970
    Retired, formerly Chairman of the Board
       and Chief Executive Officer of
       Mercantile Bancorporation, Inc., a bank
       holding company

Lee M. Liberman, 78                                     1985
    Chairman Emeritus and currently a consultant to
       Laclede  Gas  Company,  a gas public  utility,
       of which he was  formerly Chairman of the
       Board and Chief Executive Officer
    Director of CPI Corporation, D.T. Industries,
       Inc. and Falcon Products Company

Richard B. Loynd, 72                                     1987
    Former Chairman of the Board and
    currently Chairman of the Executive
    Committee of the Board
    Director of Converse Inc. and
       Emerson Electric Co.

Dr. Malcolm Portera, 54                                  1998
    President of Mississippi State University
    Director of Southern Company

Albert E. Suter, 64                                      1997
    Chief Administrative Officer of
      Emerson Electric Co., a manufacturer
       of electrical, electromechanical and
       electronic products and systems
    Director of Emerson Electric Co.

         Each of the director nominees has held the same position or other executive positions with the same employer during the past five years except:
Mr. Karsh who has been associated with Oaktree  Capital  Management,  Inc. since
1995 and prior thereto was Managing  Director of Trust Company of the West;  Ms.
Bell who has been associated with Emerson Electric Co. since 1999 and prior thereto was President and owner of Button Brand Development, Inc., a marketing consulting company; and Dr. Portera who became President of Mississippi State
University in 1998. Prior thereto, from 1996 until 1998 he was owner of Portera and Associates, which provided business development and strategic planning consulting services to state and local industrial development organizations, and from 1993 until 1996 he was Vice Chancellor for External Affairs of the University of Alabama System.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely on a review of the copies of forms received by it and on written representations from certain reporting persons, the Company believes that during 1999, all Section 16(a) filing requirements applicable to its directors and officers were complied with, with the exception of Brent B. Kincaid who inadvertently filed one report of one transaction involving a stock sale late.

COMPENSATION AND ORGANIZATION OF BOARD OF DIRECTORS

         There were six meetings of the Board during the year ended December 31, 1999, and all nominees who were directors during 1999 were present for at least 75% of the meetings of the Board and committees of the Board on which they served. Each director who is not an employee of the Company or of a subsidiary of the Company is paid a monthly fee of $2,000 and a fee of $1,000 plus expenses for each meeting of the Board attended, plus an annual award of restricted shares of Common Stock with a market value on the date of the award of $25,000. Such restricted stock does not vest and cannot be sold until the director's retirement or earlier death or disability. There is also a one year vesting period in the event of resignation for a reason other than retirement, death or disability. In addition, for attending a meeting of a committee of the Board each is paid a fee of $700 plus expenses if the director is a member of the committee, or $950 plus expenses if the director is the Chairman of the committee. Such fees are not paid to directors who are employees of the Company or a subsidiary of the Company.

         In addition, the Company has a retirement plan for non-employee directors. Under the plan, a director who is not an employee of the Company or of a subsidiary of the Company and who has reached age 62 or older and has served as a director for at least five years will, after termination of service as a director, receive for life a percentage of the monthly fee for directors in effect at the time of termination of service. Currently, only Messrs. Lasater and Liberman will qualify for benefits under this plan, and after termination of service as a director each will receive for life 100% of the monthly fee for directors in effect at the time of termination of service. Participation in and benefits under the plan have been frozen and there will be no further vesting or new participants added.

         The Board has a number of standing committees, including an Audit Committee and an Executive Compensation and Stock Option Committee. The Board does not currently have a Nominating Committee.

         The Audit Committee, which currently consists of Mr. Liberman, Chairman, Mr. Karsh and Dr. Portera and Ms. Bell, met four times during the year ended December 31, 1999. The Committee recommends the selection and retention of independent accountants; reviews auditing and financial accounting and reporting matters, the adequacy of internal accounting controls and asset security, audit fees and expenses, and compliance with the code of corporate conduct; and counsels regarding auditing and financial accounting and reporting matters.

         The Executive Compensation and Stock Option Committee, which currently consists of Mr. Suter, Chairman, and Messrs. Karsh, Lasater and Liberman, met four times during the year ended December 31, 1999. The Committee reviews and approves compensation of officers and directors; administers supplementary retirement, performance incentive and stock option plans; and counsels regarding compensation of other key employees, management development and succession, and major personnel matters.

EXECUTIVE COMPENSATION

         The following table shows compensation awarded to, earned by or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer who were serving at December 31, 1999.

                                            SUMMARY COMPENSATION TABLE

                                        /--------------------------------/--------------------------------/
                                        /       ANNUAL COMPENSATION      /      LONG-TERM COMPENSATION    /
                                        /--------------------------------/--------------------------------/
                                        /               /                /             AWARDS             /
                                        /               /                /--------------------------------/
           NAME AND                     /    SALARY     /     BONUS      /   RESTRICTED   /    SECURITIES /         ALL
           POSITION              YEAR   /       $       /       $        /  STOCK AWARDS  /    UNDERLYING /        OTHER
                                        /               /                /      $(A)      /      OPTIONS  /    COMPENSATION
                                        /               /                /                /         #     /        $(B)
----------------------------------------/---------------/----------------/----------------/---------------/------------------

Wilbert G. Holliman              1999            925,000         665,047        1,181,250          200,000           88,434
  Chairman of the Board,         1998            825,000         628,147                0                0           92,616
  President and Chief            1997            750,000         505,172                0                0           98,842
  Executive Officer (c)

Richard B. Loynd                 1999          1,000,000               0                0                0           60,231
  Chairman of the Executive      1998          1,000,000               0                0                0           96,630
  Committee of the Board (d)     1997          1,000,000         250,000                0                0           92,078

Dennis R. Burgette               1999            294,340         210,756          141,750           54,000          117,682
  President, BroyhillFurniture
  Industries, Inc. (e)

John T. Foy                      1999            214,500         353,238          141,750           54,000           20,490
  President, Lane Furniture      1998            205,000         352,410                0           50,000           21,914
  Industries,  Inc. (e)

Christian J. Pfaff               1999            298,750         262,500          141,750           54,000           20,288
  President, Thomasville         1998            278,100         258,313                0           50,000           20,960
  Furniture Industries, Inc.(e)

--------------

(a)  Based on the $23.625 per share closing price of the Common Stock on the New
     York Stock Exchange on January 29, 1999, the date of grant. At December 31,
     1999,  Messrs.  Holliman,  Burgette,  Foy and Pfaff held a total of 50,000,
     6,000, 6,000 and 6,000 shares, respectively, having an aggregate value of $1,100,000, $132,000, $132,000 and $132,000, respectively.

(b) Amounts shown for 1999 consist of the following: life insurance premiums for Mr. Loynd $60,231; annual contribution to the Broyhill Furniture
     Industries,  Inc. Profit Sharing  Retirement Plan for Mr. Burgette  $5,600;
     "split dollar" life insurance premiums, substantial percentages of which will be recovered at age 65 or death of the executive, for Messrs.
     Holliman,  Burgette, Foy and Pfaff, $88,334,  $23,935, $20,390 and $20,188,
     respectively; a matching contribution of $100 to a 401(k) savings plan for Messrs. Holliman, Burgette, Foy and Pfaff; and relocation expenses of $88,047 for Mr. Burgette.

(c) Mr. Holliman has an employment agreement with the Company for a term of two years beginning on January 1, 1999 at an initial salary of $925,000 per year with an initial target incentive bonus of 70% of base salary under the Furniture Brands Executive Incentive Plan. Mr. Holliman has the option, subject to approval of the Board of Directors, to extend for additional one-year terms. He has given notice of his desire to extend that term until December 31, 2001 and the Board of Directors has approved the extension. At age 65 and upon his retirement, he will be entitled to a bonus payment of $1,000,000 per year for three years.

(d) Mr. Loynd has an employment agreement with the Company for a term of two years beginning on January 1, 2000 pursuant to which he will receive
     $262,482 per year in salary.

(e)  Mr. Foy has an employment agreement with Action Industries,  Inc. beginning on April 29, 1997; Mr. Pfaff has an employment  agreement with  Thomasville
     Furniture Industries,  Inc. beginning on January 28, 1998; and Mr. Burgette has an employment  agreement  with  Broyhill  Furniture  Industries,  Inc., beginning on January 1, 1999. Each of these agreements is for one year from the date each is terminated  other than for cause or as the result of death or disability.  Each shall be entitled to receive his annual base salary on the date of termination and an amount equal to his average annual bonus for the three years prior to termination.
-----------------

EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

         Among its responsibilities, the Executive Compensation and Stock Option Committee of the Furniture Brands International Board of Directors has oversight over the Company's executive compensation programs and reviews and approves the compensation of the executive officers of the Company and the officers of its primary operating companies. We also administer the Company's long-term incentive program. The Committee consists entirely of independent, non-employee directors.

OUR COMPENSATION PHILOSOPHY

     In our deliberations, we are guided by certain fundamental considerations, including the need to attract and retain talented key executives, the need to provide both short- and long-term incentives to focus executive performance on the achievement of company objectives, and the need to provide compensation opportunities that align executive compensation with the interests of the stockholders. Thus, compensation packages for senior executives are structured in accordance with three principles:

     Total compensation will be targeted at the 75th percentile when benchmarked against comparable positions in industry and when computed based on above-target performance;

     Future base salary increases will be modest (in the 4.0% to 4.5% range) in the near term; and

     Any additional compensation required to achieve the 75th percentile will be accounted for through the addition of long-term incentive opportunities.

PROPOSALS APPROVED BY STOCKHOLDERS

         In furtherance of these objectives, at the 1999 Annual Meeting of Stockholders and at our request the stockholders approved a new 1999 Long-Term Incentive Plan and an amendment to the Furniture Brands Executive Incentive Plan. The new Plan and the new provisions to the Executive Incentive Plan enabled the Committee to accomplish two purposes: (1) to tie a larger percentage of senior executives' cash compensation to company performance, and (2) to tie an increasing amount of senior executives' total compensation to the market price of the Company's common stock. We believe these changes will enable us to continue to focus senior executives on stockholder return and will more closely align the interests of the executives with your interests.

EMPLOYMENT AGREEMENT WITH MR. HOLLIMAN

         On October 1, 1996, upon his assuming the duties of President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Holliman for the period October 1, 1996 through September 30, 1999. In January 1999, the Committee approved a new employment agreement with Mr. Holliman which provides for Mr. Holliman's continued employment through December 31, 2000, with the option (subject to Board approval) to extend for additional one year terms upon notice given not less than 15 months prior to the then-expiring term. On September 24, 1999, Mr. Holliman gave notice of his desire to extend that term until December 31, 2001, and the Board has approved that extension.

BASE SALARIES FOR 1999

         Early in 1999 we reviewed base salaries for all Named Executive Officers, including Mr. Holliman. Mr. Holliman's base salary was adjusted to $925,000 in accordance with the terms of his new employment agreement. The increase in annual salary rates for all other Named Executive Officers as a group were based on recommendations of Mr. Holliman and were designed to adjust for inflation. We make compensation decisions based on an analysis of the Company's performance, an evaluation of comparative compensation information, and an evaluation of the performance of executive officers. The Company's performance is evaluated on the basis of criteria such as return on shareholder's equity, return on assets and increase in earnings per share.

BONUS COMPENSATION FOR 1999

         Existing annual incentive plans for key personnel (including Mr. Holliman and other Named Executive Officers) were continued in effect during 1999. Those plans utilized sales and earnings as objectives, with earnings generally weighted more heavily. Under the provisions of the plan applicable in 1999 to key personnel based at the corporate offices (including Mr. Holliman), plan participants could earn a bonus equal to percentages of their base salaries depending totally upon the Company's degree of achievement against budgeted objectives (sales and net earnings). Mr. Holliman's target bonus percentage was 70%. Target percentages were payable when objectives were met; lower or greater percentages (to a maximum of 150% of target) were payable for degrees of achievement below or above budgeted objectives.

         For 1999, Mr. Holliman earned a bonus of $665,047 under the Furniture Brands Executive Incentive Plan. That bonus was based on 70% of his base salary ($925,000) multiplied by the percentage of achievement against target objectives (99.79% on sales and 103.69% achievement on net earnings, for a blended rate of 102.71%).

LONG-TERM INCENTIVE AWARDS IN 1999

         We believe management ownership of a significant equity interest in the Company is a major incentive in building stockholder value and aligning the long-term interests of management with those of the stockholders. With this in mind this year we implemented the new 1999 Long-Term Incentive Plan. This Plan enables us to tie an increasing amount of senior executives' total compensation to the market price of the Company's common stock, and to more closely align the interests of the executives with your interests.

         With the assistance of our executive compensation consultants at Towers Perrin, we have structured a program of awards of long-term incentives. Subject to the discretion of the Committee, this program calls for the following types of awards:

     Awards of Restricted Stock with a restriction period to end after three years with respect to one-third of the award, four years with respect to the second one-third, and five years with respect to the final one-third. These awards will only be granted to executive officers at Furniture Brands International and the Chief Executive Officers of the primary operating companies (currently seven persons). Only 10% of each participant's long-term incentive opportunity will be represented by these awards. At present the Committee expects to make awards of Restricted Stock every three years.

     Awards of performance-based stock options, with the term of the option being linked to the company's achievement against a target cumulative earnings per share figure for the three-year period following the award. These awards will be granted to executive officers at Furniture Brands International and senior-level officers of its operating companies (currently 22 persons). 40% of a participant's long-term incentive opportunity will be represented by these awards. At present the Committee expects to make awards of performance-based options every other year.

     Awards of stock options. Annual grants will be made to persons who are officers of Furniture Brands International or of its operating companies (currently 45 persons), and periodic awards will be made to other employees who are not officers but who make a meaningful contribution to the increased value of the company (currently 95 persons).

         Pursuant to this new grant structure, in January 1999 Mr. Holliman received awards of 50,000 shares of Restricted Stock, 50,000 performance-based option grants and 100,000 regular stock option grants. Messrs. Burgette, Foy and Pfaff each received 6,000 shares of Restricted Stock, 24,000 performance-based option grants and 24,000 regular stock option grants. Mr. Loynd received no long-term incentive grants in 1999. All options were granted at $23.50 per share, the market price on the date of grant. We determined the size and terms of all awards subjectively based on the position, responsibilities and individual performance of Messrs. Holliman, Burgette, Foy and Pfaff, and based upon the recommendations of Towers Perrin.

LIMITS ON TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Under Section 162(m) of the Internal Revenue Code, the Company is generally precluded from deducting compensation in excess of $1 million per year for its Chief Executive Officer and any of its next four highest-paid executive officers, unless the payments are made under qualifying performance-based plans. In years prior to 1997, in circumstances in which compensation may have exceeded that amount, any such compensation was deferred under the terms of a written agreement.

         In 1995, the Board of Directors adopted, and at the 1997 Annual Meeting you approved, the Furniture Brands Executive Incentive Plan. Under the Plan, we have awarded executive officers that we select a bonus conditioned upon their obtaining objective performance criteria that we establish. In 1999, the only named executive officer who participated in the Plan was Mr. Holliman.

         We generally intend to pursue a strategy of maximizing the deductibility of compensation paid to executives. This includes applying the Furniture Brands Executive Incentive Plan and similar plans at the Furniture Brands International operating companies, to executives whose compensation for a given year can reasonably be expected to exceed $1 million.

CONCLUSION

         We believe the Furniture Brands International compensation programs are well structured and will serve your interests as stockholders. These programs allow the Company to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contribution to both the short-and long-term performance of the Company. We will continue to emphasize performance-based compensation programs that we believe positively affect stockholder value.

         SUBMITTED BY THE EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE OF THE FURNITURE BRANDS INTERNATIONAL BOARD OF DIRECTORS.

Albert E. Suter, Chairman
Bruce A. Karsh
Donald E. Lasater
Lee M. Liberman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Loynd, Chairman of the Executive Committee of the Board, serves on the Board of Directors of Emerson Electric Co. one of whose executive officers, Albert E. Suter, is Chairman of the Executive Compensation and
Stock Option Committee.

STOCK OPTIONS

         The following table contains information concerning stock option grants made during the year ended December 31, 1999, pursuant to the Furniture Brands 1992 Stock Option Plan ("1992 Plan").


                                         OPTION GRANTS IN LAST FISCAL YEAR

        NAME           NUMBER OF         % OF        EXERCISE   EXPIRATION      POTENTIAL REALIZABLE VALUE AT
                       SECURITIES       TOTAL           OR         DATE      ASSUMED ANNUAL RATES OF STOCK PRICE
                       UNDERLYING      OPTIONS         BASE                    APPRECIATION FOR OPTION TERM (B)
                        OPTIONS       GRANTED TO      PRICE
                      GRANTED #(A)    EMPLOYEES       ($/SH)
                                    IN FISCAL YEAR

                                                                             -------------------------------------
                                                                                    5%($)               10%($)
------------------------------------------------------------------------------------------------------------------

W.G. Holliman              100,000      13.0         23.50      01/29/09           1,477,900           3,745,290
                            50,000(c)    6.5         23.50      01/29/09             738,950           1,872,645

D.R. Burgette               24,000       3.1         23.50      01/29/09             354,696             898,870
                            24,000(c)    3.1         23.50      01/29/09             354,696             898,870

J.T. Foy                    24,000       3.1         23.50      01/29/09             354,696             898,870
                            24,000(c)    3.1         23.50      01/29/09             354,696             898,870

C.J. Pfaff                  24,000       3.1         23.50      01/29/09             354,696             898,870
                            24,000(c)    3.1         23.50      01/29/09             354,696             898,870

--------------------

     (a) The grants become exercisable in cumulative installments and at various dates during 2000-2003, subject to provisions of the 1992 Plan that would accelerate the exercisability in the event of a change of control of the Company. As defined, a change of control includes an acquisition by a person or group of 20% or more of the Common Stock or combined voting power, a change in the composition of at least a majority of the Board, or stockholder approval of a reorganization, merger or consolidation resulting in former stockholder's retaining
          50% or less of the combined  voting power.

     (b) The value, if any, one may realize upon exercise of a stock option depends on the excess of the then current market value per share over the exercise price per share. There is no assurance that the values to be realized upon exercise of the stock options listed above will be at or near the amounts shown.

     (c) Stock option grants are performance-based. Performance of the Company as determined by cumulative earnings per share during the two-year period ending December 31,2000 and the three-year period ending
          December 31, 2001 for Mr. Holliman and during the two-year period ending December 31, 2001 for Messrs. Burgette, Foy and Pfaff will determine how many of the options will retain their ten-year term and how many will be truncated to a three-year term. The performance targets applicable to these options for the two-year period ending
          December 31, 2000 will be $4.42 per share with a $3.76 per share minimum and a $5.08 per share maximum and for the three-year period ending December 31, 2001 will be $7.17 per share with a $6.09 per share minimum and a $8.25 per share maximum.

----------------


     The following table contains information concerning stock options exercised during the year ended December 31, 1999 and unexercised stock options held as of December 31, 1999 pursuant to the 1992 Plan.


                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                             AND FY-END OPTION VALUES

                    SHARES ACQUIRED     VALUE            NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                      ON EXERCISE      REALIZED         UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                                          OPTIONS AT FY-END                      AT FY-END (A)

                                                    EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE

        NAME                #              $             #                #                 $                 $
------------------------------------------------------------------------------------------------------------------------
W.G. Holliman                  0             0          380,000          170,000         4,552,650           257,500

R.B. Loynd                40,000       973,430          160,000                0         2,978,720                 0

D.R. Burgette             25,100       487,556           43,100          140,300           423,536           824,738

J.T. Foy                       0             0          128,500          119,500         1,699,660           304,438

C.J. Pfaff                15,000       325,193           89,600          118,400         1,122,875           257,400

------------

(a)  Based on the $22.00 per share  closing price of the Common Stock on the New
     York Stock Exchange on December 31, 1999.

------------

RETIREMENT PLANS

         Mr. Holliman is a participant in that segment of the Furniture Brands Retirement Plan which applies to corporate office employees. The plan is a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and incentive compensation and, based on straight life annuity, annual benefits at normal retirement are equal to the sum of 1.1% of final average compensation (the highest five consecutive calendar years of the last 10 years) multiplied by credited service up to a maximum of 35 years and 0.45% of final average compensation in excess of "covered compensation" as defined by the IRS multiplied by credited service up to a maximum of 35 years, without deduction for Social Security benefits. In addition, Mr. Holliman was a participant, and has a frozen benefit, in the segment of the Furniture Brands Retirement Plan which applies to employees of Action Industries, Inc. as described below for Mr. Foy. Mr. Holliman has twelve years of credited service under the corporate office plan and 28 years under the Action plan segment, which service includes service with Action Industries prior to its acquisition by the Company. Mr. Holliman has estimated annual benefits payable at retirement from these plans, including benefits payable from supplemental plans as described below, of $282,288, assuming continuation of current covered compensation.

     Mr. Loynd is a participant in that segment of the Furniture Brands Retirement Plan which applies to corporate office employees as described above for Mr. Holliman. Mr. Loynd has thirteen years credited service under the plan and has estimated annual benefits payable at retirement, including benefits payable from supplemental plans as described below, of $269,684 assuming continuation of current covered remuneration.

         Mr. Foy is a participant in that segment of the Furniture Brands Retirement Plan which applies to employees of Action Industries, Inc. and its subsidiaries. The plan is a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and incentive compensation and, based on a straight life annuity, annual benefits at normal retirement are equal to the greater of (a) the sum of 0.65% of an average of the highest five consecutive years (of the last 10 years) of covered remuneration and 0.65% of the said average in excess of the greater of (i) $10,000 or (ii) 50% of "covered compensation" as defined by the IRS, multiplied by years of credited service (not to exceed 35 years), without deduction for Social Security benefits, or (b) $28 multiplied by years of credited service. Mr. Foy has 14 years credited service under the plan, and estimated annual benefits at normal retirement, including benefits payable from supplemental plans as described below, of $242,700. Offsets due to Social Security benefits have not been considered.

         Mr. Pfaff is a participant in that segment of the Furniture Brands Retirement Plan which is applicable to employees of Thomasville Furniture Industries, Inc. The Plan is a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and incentive compensation and, based on straight life annuity, annual benefits at normal retirement are the sum of 1.4% of final average compensation (the highest five consecutive calendar years of the last 10 years) multiplied by total Thomasville service; less 1.4% of Primary Social Security benefits multiplied by total Thomasville service with a maximum offset of 50% of Social Security benefits. Mr. Pfaff has two years of credited service under the plan and estimated annual benefits at normal retirement of $36,960. Mr. Pfaff also has a profit sharing account balance associated with his prior service with Broyhill. Offsets due to Social Security benefits have not been considered.

     Mr. Burgette is an active participant in the Broyhill Furniture Industries, Inc. Profit Sharing Retirement Plan. His 1999 plan contribution is reflected in the Summary Compensation Table, above. Until January 1, 1999, Mr. Burgette was a participant in that segment of the Furniture Brands Retirement Plan that applies to employees of Action Industries, Inc. as described above for Mr. Foy. Mr. Burgette also has a benefit payable at normal retirement from supplemental plans as described below.

         Benefits payable pursuant to provisions of Company-sponsored retirement plans may be limited by applicable laws and regulations. Supplemental retirement plans have been adopted providing for payments from general funds to certain executives, including the Chairman of the Board and Named Executive Officers, of any retirement income that would otherwise be payable pursuant to the retirement plans in the absence of any such limitations. With respect to Mr. Loynd, following retirement he will also receive under the supplemental plan an amount equal to the difference, if any, between (i) the benefits he would have received had he continued until retirement as a participant in the Converse Inc. Retirement Plan (in which Mr. Loynd was formerly an active participant) and (ii) the total of the benefits he will receive from the Converse Inc. Retirement Plan and the Furniture Brands Retirement Plan. With respect to Messrs. Foy and Burgette, the supplemental plans provide for payments, commencing at age 65 after 30 or more years service, equal to the differences, if any, between (i) the total of the straight life annuities from their base retirement plans plus social security benefits and (ii) 50% of an average of the highest five consecutive years (of the last 10 years) of covered remuneration.

INCENTIVE AGREEMENTS

     Each of the Named Executive Officers (except Mr. Loynd), is a participant in an annual incentive compensation plan under which the officer may earn a bonus during and payable following the close of the calendar year ending
December 31, 2000, contingent upon the achievement of certain financial objectives by the Company as a whole for Mr. Holliman and by their respective operating companies for Messrs. Burgette, Foy and Pfaff.

PERFORMANCE GRAPH

     The following graph shows the cumulative total stockholder returns (assuming reinvestment of dividends) following assumed investment of $100 in shares of the Common Stock that were outstanding on December 31, 1994. The indices shown below are included for comparative purposes only and do not necessarily reflect the Company's opinion that such indices are an appropriate measure of the relative performance of the Common Stock.


/================================================/===========/===========/===========/===========/===========/===========/
/                                                /  12/31/94 /  12/31/95 /  12/31/96 /  12/31/97 /  12/31/98 /  12/31/99 /
/================================================/===========/===========/===========/===========/===========/===========/
/Furniture Brands International Common Stock  o  /    100    /    133    /   207     /   304     /    404    /   326     /
/================================================/===========/===========/===========/===========/===========/===========/
/S&P 500 Index                               |_| /    100    /    134    /   161     /   211     /    268    /   320     /
/================================================/===========/===========/===========/===========/===========/===========/
/Dow Jones Home Furnishings & Appliances Index * /    100    /    114    /   121     /   161     /    172    /   149     /
/================================================/===========/===========/===========/===========/===========/===========/


INDEPENDENT ACCOUNTANTS

     The selection by the Board of KPMG LLP, certified public accountants, as independent auditors for calendar year 1999 was ratified by the stockholders during the annual meeting on April 29, 1999. Upon recommendation of its Audit Committee, the Board has continued the engagement of KPMG LLP as independent auditors for 2000. A formal statement by representatives of KPMG LLP is not planned for the annual meeting on April 27, 2000; however, as in years past, representatives of KPMG LLP are expected to be present during the annual meeting and to be available to respond to appropriate questions.

II.      STOCKHOLDER PROPOSALS

     Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the 2000 annual meeting. However, if other matters should properly come before the meeting, it is intended that the persons named in the proxies will vote, act and consent in accordance with their best judgment with respect to any such matters.

     Stockholder proposals submitted for inclusion in the Company's proxy materials for the 2001 annual meeting should be addressed to the Secretary of the Company and must be received at the Company's executive offices no later than November 14, 2000. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy form in accordance with SEC regulations governing the solicitation of proxies.

                                         By order of the Board of Directors

                                              /S/ LYNN CHIPPERFIELD

                                         Lynn Chipperfield,
                                         Senior Vice-President, Secretary
                                         and Chief Administrative Officer

St. Louis, Missouri, March 16, 2000.

                                             ----                                  -----               ----
1.  ELECTION OF DIRECTORS  FOR ALL NOMINEES /   /    WITHHOLD AUTHORITY TO VOTE    /   /  *EXCEPTIONS /   /
                           listed below     /   /    for all nominees listed below /   /              /   /
                                            ----                                   -----              ----

Nominees:  K.B. Bell, W.G. Holliman, B.A. Karsh, D.E. Lasater,  L.M. Liberman, R.B. Loynd, M. Portera and A.E.Suter
(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
           ---------------------------------------------------------------------------------------------------------

II. In their discretion, upon such other matters as may properly come before this meeting.

                                                                                      CHANGE OF ADDRESS AND   ----
                                                                                      OR COMMENTS MARK HERE  /    /
                                                                                                             /    /
                                                                                                              ----

                                                                                Please sign exactly as name appears hereon.
                                                                                Executors, Administrators, Trustees, etc. should so
                                                                                indicate.

                                                                                Dated:___________________________, 2000

                                                                                -----------------------------------------
                                                                                        Signature

                                                                                -----------------------------------------
                                                                                        Signature

                                                                                Votes MUST be indicated     ----
Sign, date and return the proxy card promptly using the enclosed envelope.      (x) in Black or Blue ink.  /    /
                                                                                                           /    /

                                                                                                            ----


                      FURNITURE BRANDS INTERNATIONAL, INC.

                  PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints R.B. Loynd, W.G. Holliman and L. Chipperfield, and each of them, with power of substitution, proxy or proxies to represent the undersigned, and to vote all shares of Common Stock the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Furniture Brands International, Inc. to be held on April 27, 2000, and at any adjournment thereof, upon the items set forth in the proxy statement for the meeting and identified below.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

             (Continued, and to be signed and dated on the reverse side)

                               FURNITURE BRANDS INTERNATIONAL, INC.
                               P.O. BOX 11246
                               NEW YORK, N.Y.10203-0246